CAMPBELL ALTERNATIVE ASSET TRUST
                            MONTHLY REPORT - MAY 2011
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (16,795.488 units) at April 30, 2011              $  30,175,274
Additions of 34.786 units on May 31, 2011                                60,433
Redemptions of (16,830.274) units on May 31, 2011                   (29,238,603)
Offering Costs                                                                0
Net Income - May 2011                                                  (997,104)
                                                                  -------------
Net Asset Value (0.000 units) at May 31, 2011                     $           0
                                                                  =============

Net Asset Value per Unit at May 31, 2011                          $    1,737.26
                                                                  =============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                      $     126,580
    Change in unrealized                                               (815,158)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                            (17,887)
    Change in unrealized                                               (186,393)
  Net Investment Income (Loss)                                              478
                                                                  -------------

                                                                       (892,380)
                                                                  -------------

Expenses:
  Brokerage fee                                                          78,921
  Performance fee                                                             0
  Operating expenses                                                     25,803
                                                                  -------------

                                                                        104,724
                                                                  -------------

Net Income (Loss) - May 2011                                      $    (997,104)
                                                                  =============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on May 31, 2011                          $   1,737.26

Net Asset Value per Unit on April 30, 2011                        $   1,796.63

Unit Value Monthly Gain (Loss) %                                         (3.30)%

Fund 2011 calendar YTD Gain (Loss) %                                     (0.92)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Diversification Helps Limit Losses in a Dramatic Commodity Reversal...

In many ways, the commodity markets took center stage in May as the Trust put another volatile month behind. The petroleum complex sold off substantially on May 5th, despite the lack of any oil-related fundamental data. In addition, precious metals saw a significant decline with the price of silver dropping 24%, giving back the entire April rally. While the Trust suffered losses in these sectors, our models significantly reduced long commodity exposure on the abrupt reversal in price action and spike in volatility throughout the month.

Trading in global equities also generated losses on softer economic data, Wall Street lowering U.S. growth forecasts, and renewed European sovereign debt concerns mainly focused on Greece. While positions have been reduced in this sector, regional risk was rotated out of Europe and back to the U.S.

Losses were also recorded in currency trading as the U.S. Dollar rallied against most major currencies. The Trust's long Euro position produced the biggest currency loss, as the European Central Bank disappointed expectations of rate hikes at its May policy meeting.

Fixed income trading produced strong positive results, helping to mitigate losses in riskier assets as the flight-to-quality theme was dominant in May.

Once again, a steady risk posture and a discipline centered on diversification helped the Trust navigate a very volatile month for our strategy space.

Please do not hesitate to call me with questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust